IMH ASSETS CORP.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Ashmore, Richard J. Johnson, Ron Morrison, Lisa Duehring and Gretchen Verdugo as his/her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities (including his/her capacity as director and/or officer of IMH Assets Corp.), to sign any Registration Statement on Form S-3 and any or all amendments thereto (including post-effective amendments) of IMH Assets Corp. under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE                 TITLE                                 DATE


/s/ WILLIAM ASHMORE       Director and President (Principal     July 7, 2005
William Ashmore           Executive Officer)

/s/ RICHARD J. JOHNSON    Director and Chief Financial Officer  July 7, 2005
Richard J. Johnson        (Principal  Executive Officer and
                          PrincipalAccounting Officer)

/s/ RON MORRISON          Secretary                             July 7, 2005
Ron Morrison

/s/ LISA DUEHRING         Senior Vice President                 July 7, 2005
Lisa Duehring

/s/ GRETCHEN VERDUGO      Executive Vice President              July 7, 2005
Gretchen Verdugo